Exhibit 2.1

Execution Version

OPTION AGREEMENT

Dated as of March 7, 2013

by and between

SORRENTO THERAPEUTICS, INC.

and

IGDRASOL, INC.

TABLE CONTENTS

i

TABLE OF CONTENTS

(continued)

EXHIBITS

A. Form of Voting Agreement

B. Form of Merger Agreement

C. Development Plan

D. IgDraSol Disclosure Schedules

E. Sorrento Disclosure Schedules

Schedule 3.1 Company Representations and Warranties

Schedule 4.1 Sorrento Representations and Warranties

ii

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into as of March 7, 2013 by and between IgDraSol, Inc., a Delaware corporation having an office at 11100 Warner Avenue, Suite 266, Fountain Valley, California 92708 (“IgDraSol” or the “Company”) and Sorrento Therapeutics, Inc., a Delaware corporation having an office at 6042 Cornerstone Court West, Suite B, San Diego, California 92121 (“STI” or “Sorrento”).

WHEREAS, IgDraSol has agreed to offer STI during the Option Period an exclusive option to acquire IgDraSol pursuant to a merger (the “Merger”) of Merger Sub with and into IgDraSol, with IgDraSol continuing as the surviving corporation, all pursuant to the terms and conditions of this Agreement, the Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and, to the extent applicable, the California General Corporation Law (where applicable, such reference included in the reference to the DGCL);

WHEREAS, STI and certain holders of Outstanding IgDraSol Stock are entering into a Voting Agreement in the form of Exhibit A (the “Voting Agreement”), pursuant to which such holders have or will have, among other things, agreed to vote in favor of the transactions contemplated by this Agreement and the Merger Agreement;

WHEREAS, the Stockholders who have entered into the Voting Agreement as of the date hereof together own, beneficially and of record, at least an aggregate of seventy five (75%) of the outstanding shares of IgDraSol’s Common Stock, par value $0.0001 per share (the “Common Stock”), determined on a fully-diluted basis assuming the exercise of all options, warrants or other rights convertible into or exercisable for shares of Common Stock (the “Signing Date Required IgDraSol Stockholder Vote”);

WHEREAS, (a) the Board of Directors of IgDraSol has determined that the Option and the Merger are each in the best interest of IgDraSol and its stockholders and has approved and declared advisable this Agreement, the Merger Agreement (to the extent the Option is exercised on the terms hereof (including the Merger Agreement in the form attached hereto)) and the transactions contemplated hereby and thereby and (b) the Board of Directors of STI (or a duly authorized committee thereof) has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, additionally, Biomiga Diagnostics, Inc. and STI shall use commercially reasonable efforts to enter into a License and Option Agreement within                              after the date of this Agreement (the “Biomiga License”) pursuant to which certain additional technology rights complimentary to IgDraSol’s business would be made available under exclusive license to STI in the event it exercises the option to acquire IgDraSol pursuant to the merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Acquisition Proposal” has the meaning specified in Section 5.5.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Agreement” means this Option Agreement.

“Biomiga License” has the meaning specified in the recitals to this Agreement.

“Bring-Down Certificate” has the meaning specified in Section 2.5(b)(i).

“Business” means the business and operations of IgDraSol, as conducted as of the date of this Agreement.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of IgDraSol, as amended as of the date of this Agreement.

“Claim Notice” has the meaning specified in Section 6.4(a).

“Closing Date” has the meaning specified in the Merger Agreement.

“Closing Payment Amount” has the meaning specified in the Merger Agreement.

“Common Stock” has the meaning specified in the recitals to this Agreement.

“Confidentiality Agreement” means the Confidential Disclosure Agreement between IgDraSol and STI, dated as of January 2, 2013.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Copyrights” shall mean any and all copyrights and copyright applications registered or filed with any Governmental Body.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Damages” means any out-of-pocket liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable attorneys’ fees and expenses), but excluding any special, indirect, consequential, exemplary and punitive damages, and any damages associated with any lost profits or lost opportunities (including loss of future revenue, income or profits, diminution of value or loss of business reputation). The parties hereto hereby acknowledge and agree that “Damages” will be calculated without applying any multiple of revenue or earnings to any out-of-pocket liabilities, losses, damages, penalties, fines, costs or expenses incurred.

“Development Plan” means the Development Plan of IgDraSol and related operating budget attached as Exhibit C, as the same may be updated from time to time as provided therein.

“DGCL” has the meaning specified in the recitals to this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other similar encumbrance.

“Exclusive Distribution Agreement” means the Exclusive Distribution Agreement, by and between IgDraSol and Samyang Biopharmaceuticals Corporation (“Samyang”) dated October 29, 2012, as may be amended from time to time.

“Exercise Withdrawal Notice” has the meaning specified in Section 2.5(c).

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Body of competent jurisdiction.

“IG-001” means the compound currently under development designated by IgDraSol as “IG-001”.

“IgDraSol” has the meaning specified in the first paragraph of this Agreement.

“IgDraSol Ancillary Agreements” means the Voting Agreement, the certificate being delivered pursuant to Section 2.4(c) and the Bring-Down Certificate.

“IgDraSol Disclosure Schedule” means each of the disclosure schedules attached hereto as Exhibit D.

“Indebtedness” of any Person means (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property other than trade accounts (including commissions payable to sales representatives) arising in the ordinary course of business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, including promissory notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all agreements, undertakings or arrangements by which any Person guarantees, endorses or becomes or is contingently liable for any of the foregoing of another Person, or guarantees the payment of dividends or other distributions upon the equity securities or interest of any other Person.

“Indemnified Party” has the meaning specified in Section 6.4(a).

“Indemnitor” has the meaning specified in Section 6.4(a).

“Intellectual Property” means all Patents, Trademarks, Copyrights, Trade Secrets and domain names.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, Governmental Order or regulation or code of any Governmental Body of competent jurisdiction.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered with all other Effects) is, or could reasonably be expected to be or become materially adverse to: (a) the business, assets, capitalization, Intellectual Property, results of operations, and financial performance of the Company taken as a whole; (b) Sorrento’s right to own the stock of the Surviving Corporation; or (c) the ability of the Company to perform any of its or his material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that the foregoing clause “(a)” shall not include any Effect occurring after the date hereof and resulting from any of the following (either alone or in combination) and no such Effect occurring after the date hereof and resulting from any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (A) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other industry participants) on the Company, (B) general changes in the industries in which the Company operates that do not disproportionately and adversely affect the Company as compared to other entities operating in such industries, (C) acts of armed hostility, sabotage, terrorism or war, including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, or (D) any adverse effect arising from or otherwise related to changes in Law or applicable accounting regulations or principles or interpretations thereof.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among IgDraSol, STI, Merger Sub and the Stockholders’ Agent named therein, in the form attached hereto as Exhibit B.

“Merger Agreement Execution Date” has the meaning specified in Section 2.5(c).

“Merger Sub” means a direct or indirect wholly owned subsidiary of STI, whether existing as of the date hereof or hereafter formed.

“Option” has the meaning specified in Section 2.1.

“Option Consideration” has the meaning specified in Section 2.2.

“Option Exercise Date” has the meaning specified in Section 2.1.

“Option Commencement Date” the date on which STI has paid IgDraSol the Option Consideration.

“Option Termination Date” means the earlier of (a) the date that is                                          after Technical Failure or (b) such earlier date on which this Agreement is terminated pursuant to Section 7.1.

“Outstanding IgDraSol Stock” means the Common Stock, options, warrants and other rights convertible into or exercisable for shares of Common Stock (including any Common Stock or options, warrants or other rights convertible into or exercisable for shares of Common Stock issued by IgDraSol after the date hereof).

“Patents” means all patents and patent applications issued by or filed with any Governmental Body, including all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

“Person” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Required IgDraSol Stockholder Vote” has the meaning specified in Section 3.3.

“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Signing Date Required IgDraSol Stockholder Vote” has the meaning specified in the recitals to this Agreement.

“STI” has the meaning specified in the first paragraph of this Agreement.

“STI Ancillary Agreements” means the Voting Agreement, the certificate being delivered pursuant to Section 2.3(c) and the certificate to be delivered pursuant to Section 2.5(a).

“STI Updated Representations” means the representations and warranties of STI set forth in Section 4.5.

“Stock Options” means the outstanding options granted under the Stock Plan to purchase or otherwise acquire shares of Common Stock, whether vested or unvested, as more fully described in Section 3.1(d) of the IgDraSol Disclosure Schedule.

“Stock Plan” means IgDraSol’s 2013 Stock Incentive Plan, as amended to date.

“Stockholders” means the holders of Outstanding IgDraSol Stock who enter into the Voting Agreement.

“Survival Period” has the meaning specified in Section 6.1.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including income, estimated income, gross receipts, profits, business, license, registration, occupation, franchise, capital stock, real or personal property, escheat, sales, use, transfer, value added, customs duty, employment or unemployment, fringe benefit, payroll, severance, social security, disability, alternative or add-on minimum, customs, recapture, excise, stamp, environmental, windfall profits, premium, commercial rent or withholding taxes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Technical Failure” means STI’s good faith determination

“Third-Party Claim” has the meaning specified in Section 6.5(a).

“Trade Secrets” means any know-how, trade secrets, formulations, technical specifications, technical information, data, process technology, plans, drawings, proprietary information and all documentation related to the foregoing used or held for use by IgDraSol.

“Trademarks” means all trademarks and service marks and applications therefor registered or filed with any Governmental Body.

“Updated Representations” means the representations and warranties of IgDraSol contained in Article III that are identified on Section 1 of the IgDraSol Disclosure Schedule attached hereto.

“Updated Schedules” has the meaning specified in Section 2.5(b)(ii).

“Voting Agreement” has the meaning specified in the recitals to this Agreement.

Certain additional defined terms applicable to Schedules 3.1 and 4.1 are included therein.

1.2. Interpretation. For purposes of this Agreement unless otherwise expressly provided, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any regulations promulgated thereunder. All references herein to IgDraSol shall include the predecessors and successors of such Person. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, IgDraSol Ancillary Agreements and the STI Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

OPTION TO ACQUIRE IGDRASOL; DELIVERIES

2.1. Option to Acquire IgDraSol. Commencing upon the date on which STI has paid IgDraSol the Option Consideration and ending on and including the Option Termination Date (the “Option Period”), STI shall have an irrevocable option (the “Option”), but not the obligation, exercisable in its sole discretion, to acquire IgDraSol pursuant to the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. STI shall exercise the Option, if at all, by giving written notice to IgDraSol of the exercise of the Option during the Option Period (the date such notice is delivered, the “Option Exercise Date”).

2.2. Consideration for the Option. As consideration for the Option, STI shall pay IgDraSol an aggregate of Two Hundred Thousand Dollars ($200,000) payable on the fifty-first (51st) day after the date of this Agreement by wire transfer of immediately available funds to an account previously specified in writing by IgDraSol (the “Option Consideration”).

2.3. STI’s Deliveries. Concurrently with the execution and delivery of this Agreement, STI is delivering to IgDraSol all of the following:

(a) a copy of STI’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of STI issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the secretary or an assistant secretary of STI, dated the date hereof, as to: (i) no amendments to the Certificate of Incorporation of STI since a specified date; (ii) the by-laws of STI; (iii) the resolutions of the Board of Directors of STI (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement and the STI Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of STI executing this Agreement and any STI Ancillary Agreement being executed and delivered on the date hereof; and

(d) the Voting Agreement executed by Stockholders as of the date hereof, duly executed by STI.

2.4. IgDraSol’s Deliveries. Concurrently with the execution and delivery of this Agreement, IgDraSol is delivering to STI all of the following:

(a) a copy of the Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of IgDraSol issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the secretary or an assistant secretary of IgDraSol, dated the date hereof, as to: (i) no amendments to the Certificate of Incorporation since a specified date; (ii) the by-laws of IgDraSol; (iii) the resolutions of the Board of Directors of IgDraSol authorizing the execution, delivery and performance of this Agreement, the IgDraSol Ancilllary Agreements, and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of IgDraSol executing this Agreement and any IgDraSol Ancillary Agreement being executed and delivered on the date hereof; and

(d) the Voting Agreement, duly executed by the Stockholders as of the date hereof representing the Signing Date Required IgDraSol Stockholder Vote, and by IgDraSol.

2.5. Actions Upon Exercise of the Option. In the event that STI exercises the Option:

(a) STI shall, on the Option Exercise Date, deliver to IgDraSol a certificate, dated the date of its delivery and duly executed by the Chief Executive Officer or Chief Financial Officer of STI, certifying that: (i) between the date hereof and the Option Exercise Date, there has been no material breach by STI in the performance of any of its covenants and agreements herein; (ii) as of the Option Exercise Date, none of the representations and warranties of STI contained herein that is qualified as to materiality is untrue or incorrect in any respect except for such changes therein as are specifically permitted by this Agreement; (iii) as of the Option Exercise Date none of the representations and warranties of STI contained herein (other than the STI Updated Representations) that is not qualified as to materiality is untrue or incorrect in any material respect except for such changes therein as are specifically permitted by this Agreement; and (iv) none of the STI Updated Representations is untrue or incorrect in any material respect after giving effect to any disclosures attached to such certificate, which disclosures shall consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the date hereof with respect to the STI Updated Representations (provided that such disclosures shall not correct, supplement or amend the disclosures set forth in the schedules delivered on the date hereof for purposes of the representations and warranties made by IgDraSol as of the date hereof);

(b) If not previously approved, IgDraSol shall, not later than two (2) business days after the Option Exercise Date, solicit the approval of IgDraSol’s stockholders to adopt the Merger Agreement, the Merger and any transactions contemplated thereby and, not later than five (5) business days after the Option Exercise Date, shall deliver to STI:

(i) a certificate (the “Bring-Down Certificate”), dated the date of its delivery and duly executed by the Chief Executive Officer of IgDraSol, certifying that: (A) between the date hereof and the date of the Bring-Down Certificate, there has been no material breach by IgDraSol in the performance of any of its covenants and agreements herein; (B) as of the date of the Bring-Down Certificate, none of the representations and warranties of IgDraSol contained herein (other than the Updated Representations) that is qualified as to materiality is untrue or incorrect in any respect except for such (i) changes therein as are consistent in all material respects with the Development Plan, or (ii) changes in the ordinary course of business, and that are not specifically prohibited by Section 5.4; (C) as of the date of the Bring-Down Certificate, none of the representations and warranties of IgDraSol contained herein (other than the Updated Representations) that is not qualified as to materiality is untrue or incorrect in any material respect except for such (i) changes therein as are consistent in all material respects with the Development Plan, or (ii) changes in the ordinary course of business, and that are not specifically prohibited by Section 5.4; and (D) as of the date of the Bring-Down Certificate, (1) none of the Updated Representations that is qualified as to materiality is untrue or incorrect in any respect after giving effect to the Updated Schedules and (2) none of the Updated Representations that is not qualified as to materiality is untrue or incorrect in any material respect after giving effect to the Updated Schedules; and

(ii) any necessary update to the IgDraSol Disclosure Schedule delivered by IgDraSol to STI on the date hereof with respect to the Updated Representations (“Updated Schedules”), which Updated Schedules shall consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the date hereof with respect to the Updated Representations (provided that such Updated Schedules shall not correct, supplement or amend the disclosures set forth in the IgDraSol Disclosure Schedule delivered on the date hereof for purposes of the representations and warranties made by IgDraSol as of the date hereof); and

(c) if the Bring-Down Certificate is accompanied by Updated Schedules, within five (5) business days following STI’s receipt of such Bring-Down Certificate and Updated Schedules from IgDraSol, STI may at its option deliver a written notice (the “Exercise Withdrawal Notice”) to IgDraSol stating that STI desires to withdraw its exercise of the Option. If STI delivers the Exercise Withdrawal Notice, the Option shall be deemed not to have been exercised by STI and the delivery of such Exercise Withdrawal Notice shall be deemed to be a delivery of a notice of termination of this Agreement pursuant to Section 7.1(c). If STI does not deliver an Exercise Withdrawal Notice, IgDraSol and STI shall, and STI shall cause Merger Sub to, execute and deliver the Merger Agreement no later than three (3) business days after the later of (A) the date of delivery of the Bring-Down Certificate, (B) if the Bring-Down Certificate is not delivered pursuant to Section 2.5(b), the date by which the Bring-Down Certificate was to be delivered pursuant to Section 2.5(b) and (C) if the Bring-Down Certificate is accompanied by Updated Schedules, the earlier of (x) the date by which any Exercise Withdrawal Notice may be delivered by STI pursuant to this Section 2.5(c) and (y) the date on which STI delivers written notice to IgDraSol that it will not deliver an Exercise Withdrawal Notice (the date of such execution and delivery of the Merger Agreement, the “Merger Agreement Execution Date”); provided that in the case described in clause (B) above, STI may at its sole option elect not to enter into the Merger Agreement upon the failure of IgDraSol to deliver the Bring-Down Certificate by delivery of written notice of such determination at any time prior to the expiration of the three (3) business day period during which the Merger Agreement is to be executed pursuant to this sentence and upon delivery of such notice the Option shall remain outstanding as if the Option had not been exercised and this Agreement shall remain in full force and effect pursuant to its terms. Contemporaneously with the execution of the Merger Agreement, IgDraSol and STI, as applicable, shall, and STI shall cause Merger Sub to, execute and deliver such other agreements, documents, instruments and certificates as are contemplated by the Merger Agreement to be executed and delivered by such party concurrently therewith, including schedules to the Merger Agreement responsive to the representations and warranties of IgDraSol made in Article III thereof, which schedules shall be consistent in all material respects with the IgDraSol Disclosure Schedule delivered by IgDraSol in response to the representations and warranties of IgDraSol made by Article III hereof except for such (i) changes therein as are consistent in all material respects with the Development Plan, or (ii) changes in the ordinary course of business, and that are not specifically prohibited by Section 5.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IGDRASOL

3.1. The representations and warranties contained in Schedule 3.1 (including defined terms therein) attached hereto are hereby incorporated by reference and are hereby made by IgDraSol to STI as of the date hereof, except as set forth in the IgDraSol Disclosure Schedules. The IgDraSol Disclosure Schedules are arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein and any other representation or warranty if it is readily apSorrento from the information disclosed (without further knowledge) that it is relevant to such other representation or warranty. Subject to the exceptions and qualifications set forth in the IgDraSol Disclosure Schedules, the representations and warranties are provided by IgDraSol to STI as an inducement to STI to enter into this Agreement and consummate the transactions contemplated hereby.

3.2. IgDraSol further represents and warrant that it has full corporate power and authority to execute, deliver and perform this Agreement, all of IgDraSol Ancillary Agreements and the Merger Agreement. The execution, delivery and performance of this Agreement, IgDraSol Ancillary Agreements and, to the extent the Option is exercised on the terms hereof (including the Merger Agreement in the form attached hereto) the Merger Agreement (together with the other instruments, documents and agreements contemplated by or to be executed in connection with the transactions contemplated by the Merger Agreement) by IgDraSol have been duly authorized and approved by IgDraSol’s Board of Directors and, other than with respect to the Merger Agreement, to the extent required by the Certificate of Incorporation or any agreement to which IgDraSol is a party, by the requisite number of IgDraSol’s stockholders and do not require any further authorization or consent of IgDraSol or its stockholders. This Agreement has been duly authorized, executed and delivered by IgDraSol and is the legal, valid and binding obligation of IgDraSol enforceable in accordance with its terms, and each of IgDraSol Ancillary Agreements has been duly authorized by IgDraSol and upon execution and delivery by IgDraSol will be a legal, valid and binding obligation of IgDraSol enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Stockholders representing the Required IgDraSol Stockholder Vote have entered into the Voting Agreement. The affirmative vote or consent of such number of holders of the shares of the Outstanding IgDraSol Stock as is required and necessary under the DGCL and the Certificate of Incorporation to adopt this Agreement and the Merger Agreement have executed and are a party to the Voting Agreement (the “Required IgDraSol Stockholder Vote”). As of the date hereof, the Required IgDraSol Stockholder Vote is the affirmative vote or consent of the holders of a majority of the shares of the Outstanding IgDraSol Stock voting or consenting, as the case may be, on an as-if-converted to Common Stock basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STI

4.1. The representations and warranties contained in Schedule 4.1 attached hereto are hereby incorporated by reference and are hereby made by STI to IgDraSol as of the date hereof.

4.2. STI further represents and warrants that STI has full corporate power and authority to execute, deliver and perform this Agreement, all of the STI Ancillary Agreements and the Merger Agreement. The execution, delivery and performance of this Agreement, the STI Ancillary Agreements and the Merger Agreement (together with the other instruments, documents and agreements contemplated by or to be executed in connection with the transactions contemplated by the Merger Agreement) by STI have been duly authorized and approved by STI’s Board of Directors and do not require any further authorization or consent of STI or its stockholders. This Agreement has been duly authorized, executed and delivered by STI and is the legal, valid and binding agreement of STI enforceable in accordance with its terms, and each of the STI Ancillary Agreements has been duly authorized by STI and upon execution and delivery by STI will be a legal, valid and binding obligation of STI enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(a) Neither the execution and delivery of this Agreement, any of the STI Ancillary Agreements or the Merger Agreement, nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, nor the exercise of the Option, in each case by STI, will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of STI, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which STI is a party or any of its properties or assets is subject or by which STI is bound, (C) any Court Order to which STI is a party or any of STI’s properties or assets is subject or by which it is bound or (D) any material Requirements of Laws affecting STI, its assets or its business; or

(ii) require the approval, consent, authorization or act of, or the making by STI of any declaration, filing or registration with, any Person.

4.3. Financial Wherewithal. STI has the financial wherewithal, in the form of cash on hand, to pay the Option Consideration.

ARTICLE V

ACTION PRIOR TO THE OPTION TERMINATION DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the earlier of the Option Termination Date, the termination of this Agreement, or, if the Option is exercised prior to the Option Termination Date, the Merger Agreement Execution Date:

5.1. Investigation by STI; Information Rights.

(a) IgDraSol shall afford the officers, employees and authorized representatives of STI (including independent public accountants and attorneys) reasonable access, upon three (3) business days’ notice and not more than once per month (provided, that with respect to STI’s and/or STI’s auditors’ request for, and access to, financial records and information that are required for STI to prepare its financial statements or for STI’s auditors to review, audit or perform other procedures on STI’s financial statements, STI and STI’s auditors shall only be required to provide reasonable advance notice and shall be limited to one annual visit), during normal business hours to the offices, properties, employees and business and financial records (including computer files and similar documentation) of IgDraSol to the extent STI shall deem reasonably necessary or desirable and shall furnish to STI or its authorized representatives such additional information concerning the assets, properties, operations and businesses of IgDraSol as shall be reasonably requested, including all such information as shall be reasonably necessary to enable STI or its representatives to verify the accuracy of the representations and warranties contained in this Agreement and to verify that the covenants of IgDraSol contained in this Agreement are being and have been complied with. STI agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of IgDraSol. All costs and expenses associated with the information and investigation rights of STI under this Section 5.1(a) shall be borne by STI.

(b) IgDraSol shall, unless the parties agree otherwise in writing after the date of this Agreement:

(i) deliver to STI as soon as practicable, but in any event within ten (10) business days after the end of each month, an unaudited consolidated income statement for such month, an unaudited consolidated balance sheet as of the end of such month and an unaudited consolidated cash flow statement for such month, in reasonable detail;

(ii) deliver to STI as soon as reasonably practicable, additional supporting financial information as reasonably requested by STI; and

(iii) deliver or make available to STI a copy of any presentation or report provided to IgDraSol’s Board of Directors.

(c) STI will hold any information obtained pursuant to this Agreement, including Section 5.1 and Section 5.8, in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement (it being understood that STI shall be permitted to disclose such information to the extent required by applicable Requirements of Law or the rules of any applicable securities exchange subject to and in accordance with the terms of the Confidentiality Agreement).

(d) Notwithstanding any disclosure requirements of IgDraSol set forth in this Article V, IgDraSol shall not be obligated to disclose to STI any proprietary information to the extent such disclosure would, or would be reasonably expected to, violate any contractual obligation of IgDraSol or would cause IgDraSol to waive the attorney-client privilege; provided, however, that IgDraSol: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to STI all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); (iii) at the request of STI, shall cooperate with STI and use its commercially reasonable efforts to obtain the consent or waiver of any third party to the disclosure in full of all such information to STI; and (iv) shall enter into such joint-defense agreements or other protective arrangements as may be reasonably requested by STI in order that all such information may be provided to STI without causing such violation or waiver.

5.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Other than as permitted under this Agreement, as disclosed in the IgDraSol Disclosure Schedules, or as otherwise consistent with the Development Plan, IgDraSol shall: (i) refrain from taking any action which would render (A) any representation or warranty made by it in Article III (other than any Updated Representations) inaccurate in any material respect as of the Option Exercise Date, or (B) any Updated Representations inaccurate in any material respect after giving effect to the Updated Schedules; and (ii) use commercially reasonable efforts to cause (A) each of the representations and warranties made by it in Article III (other than any Updated Representations) to be true and correct in any material respect as of the Option Exercise Date, and (B) each of the Updated Representations to be true and correct in all material respects after giving effect to the Updated Schedules. STI shall refrain from taking any action which would render any representation or warranty made by it in Article IV inaccurate in any material respect as of the Option Exercise Date and take any and all actions as are necessary to cause each of the representations and warranties made by it in Article IV to be true and correct in all material respects as of the Option Exercise Date. For purposes of this Section 5.2(a) only, the phrase “commercially reasonable efforts” means the exercise of such efforts and commitment of such resources by a company with substantially the same resources (without regard to the portion of the Option Consideration received by IgDraSol, or any interest thereon) and expertise as IgDraSol, with due regard to the nature of efforts and cost required for the undertaking at stake.

(b) Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect on the Option Exercise Date, other than such events or matters permitted under this Agreement or as otherwise consistent with the Development Plan, and (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Merger Agreement.

(c) Each party shall promptly notify the other of (i) any change or event having, or that would reasonably be expected to have, a Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened in writing (or, if not threatened in writing, is otherwise material to such party), brought, asserted or commenced against such party, and (iii) any material default under any material contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Option Termination Date and of which such party has Knowledge.

5.3. Consents of Third Parties; Governmental Approvals.

(a) If IgDraSol receives any notice or other communication from Samyang Biopharmaceuticals Corporation alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Merger Agreement, IgDraSol shall immediately notify STI in writing thereof and IgDraSol will act diligently and reasonably in attempting to obtain, before the Option Termination Date, such consent, approval or waiver, in form and substance reasonably satisfactory to STI; provided that neither IgDraSol nor STI shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that IgDraSol shall not make any agreement or understanding materially and adversely affecting its assets or its business as a condition for obtaining any such consents or waivers except with the prior written consent of STI. During the period prior to the Option Termination Date, STI shall act diligently and reasonably to cooperate with IgDraSol in attempting to obtain the consents, approvals and waivers contemplated by this Section 5.3(a).

(b) IgDraSol and STI shall act diligently and reasonably, and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to consummate the transactions contemplated by the Merger Agreement; provided further that IgDraSol shall not make any agreement or understanding materially and adversely affecting its assets or its business as a condition for obtaining any consents or approvals described in this Section 5.3(b) except with the prior written consent of STI.

5.4. Conduct of Business by IgDraSol.

(a) Except to the extent disclosed in the IgDraSol Disclosure Schedules or to the extent otherwise permitted by this Agreement, IgDraSol shall operate and carry on its business in the ordinary course (it being understood that ordinary course includes performance under and in accordance with any existing agreements), keep and maintain its assets and properties in good operating condition and use its commercially reasonable efforts consistent with good business practice to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers, contractors, licensors, licensees and others having business dealings with it, and keep its existing policies of insurance, or comparable insurance, in full force and effect.

(b) Without limiting the generality of Section 5.4(a), except as expressly contemplated by the Development Plan, disclosed in the IgDraSol Disclosure Schedules, or with the express written approval of STI, IgDraSol shall not:

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to any stockholder in its capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon exercise of outstanding Stock Options and the Warrants) or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities;

(ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities), unless such issuances will result, directly or indirectly, in shares of Outstanding IgDraSol Stock that are subject to the Voting Agreement (or become subject to the Voting Agreement upon issuance);

(iii) amend its certificate of incorporation, by-laws or similar organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(v) alter through merger, liquidation, reorganization, restructuring or in other fashion its corporate structure;

(vi) voluntarily dissolve or liquidate;

(vii) file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Requirements of Law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such Requirements of Law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of IgDraSol;

(viii) enter into the active management of a business that is not primarily related to, or in furtherance of, being a pharmaceutical company focused on the research, development and commercialization of proprietary healthcare products;

(ix) modify the terms of the Exclusive Distribution Agreement;

(x) make or incur any new capital expenditures in excess of One Thousand Dollars ($1,000) (individually or in the aggregate);

(xi) (A) modify any of the agreements, understandings, obligations, commitments or other obligations set forth in any of the IgDraSol Disclosure Schedules, or do not modify any such agreements or other obligations in any material respect (subject to clause (2) below) or (B) create, incur or assume any Indebtedness (or enter into any agreement, understanding, obligation or commitment to do so); enter into, as lessee, any capital lease (as defined in Statement of Financial Accounting Standards No. 13); guarantee any such Indebtedness or obligation; issue or sell any debt securities, or guarantee any debt securities of others; or make any loans, advances or capital contributions to, or investments in, any other Person (other than reasonable advances for work-related expenses to employees and consultants in the ordinary course consistent with IgDraSol policies);

(xii) enter into any contract for the purchase of real property or any option to extend a lease listed in Section 3.10(b) of the IgDraSol Disclosure Schedules;

(xiii) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of its assets;

(xiv) cancel any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of business;

(xv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof in the ordinary course of business or pursuant to contractual obligations in effect as of the date hereof or as required by applicable law;

(xvi) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

(xvii) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business;

(xviii) make any change in the accounting policies applied in the preparation of the financial statements contained in Section 3.4 of the IgDraSol Disclosure Schedules, except as required by GAAP;

(xix) enter into, adopt or amend any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law and other than in the ordinary course of business; provided that no such plan, agreement or arrangement (or amendment thereto) shall provide for severance or similar payments except to the extent such severance or similar payments are consistent with pharmaceutical industry norms;

(xx) pay or commit to pay any bonus to any officer or employee, or make any other change in the compensation of its employees, other than payments, commitments or changes made in accordance with IgDraSol’s normal compensation practices or pursuant to contractual obligations in effect as of the date hereof or as required by applicable law;

(xxi) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

(xxii) except as consistent with the Development Plan, enter into any other agreement or commitment to take any action prohibited by this Section 5.4.

(c) IgDraSol shall: (i) conduct its operations in accordance with all applicable Requirements of Laws and in accordance in all material respects with the Development Plan and the IgDraSol Disclosure Schedules ; (ii) keep its and their existing policies of insurance, or comparable insurance, in full force and effect; and (iii) to the extent IgDraSol is obligated or has the right to do so (and is exercising such prosecution rights) pursuant to any agreement relating to Intellectual Property and to the extent IgDraSol deems such action necessary in its reasonable and good faith determination and as otherwise consistent with the Development Plan, diligently prosecute, or enforce its rights to cause another party to such agreement relating to Intellectual Property to diligently prosecute, claims in the pending patent applications within Intellectual Property claiming existing products and products currently under development. IgDraSol shall deliver any correspondence and summaries of any meetings or calls with the FDA.

5.5. Acquisition Proposals. During the Option Period, IgDraSol shall not, nor shall it authorize or cause any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of IgDraSol or any of its Affiliates directly or indirectly to, (i) solicit, initiate, entertain or encourage the submission of, any Acquisition Proposal (as hereinafter defined), or (ii) enter into any agreement with respect to, otherwise approve or recommend, or consummate any Acquisition Proposal, participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which IgDraSol had Knowledge at the time such violation occurred, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee or other adviser or representative of IgDraSol or any of its Affiliates, whether or not such Person is purporting to act on behalf of IgDraSol or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.5 by IgDraSol. During the Option Period, IgDraSol promptly shall advise STI of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal, including keeping STI promptly advised of the status and material terms (including a copy of any written proposal) and the identity of the Person making such inquiries or Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving IgDraSol or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, through an option or otherwise, an equity interest in IgDraSol or any of its Subsidiaries or a material portion of the assets of IgDraSol; provided, however, that the issuance by IgDraSol of its securities upon exercise of outstanding Stock Options and the Warrants shall not be considered an “Acquisition Proposal.”

5.6. Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement or the Merger Agreement, IgDraSol and its Board of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Merger Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

5.7. Required IgDraSol Stockholder Vote; Voting Agreement. IgDraSol agrees and covenants that, at all times prior to the earlier of the Merger Execution Date and the Option Termination Date, Stockholders sufficient in an amount to satisfy the Required IgDraSol Stockholder Vote have executed and are a party to the Voting Agreement and the irrevocable proxy attached thereto. IgDraSol shall promptly deliver to STI for countersignature the Voting Agreement and the irrevocable proxy attached thereto executed by the Stockholders after the date hereof.

5.8. Access to Information. From and after the date hereof and until the earlier of the Option Termination Date or, if the Option is exercised prior to the Option Termination Date, the Merger Agreement Execution Date, (a)(i) IgDraSol shall provide the STI, on a semi-annual basis, a written report and/or powerpoint slide deck covering IgDraSol’s activities for the preceding period to develop and test the IG-001 and obtain governmental approvals necessary for marketing the IG-001, including, if applicable, a description of any material issues that have arisen in such preceding period, and (ii) upon reasonable request, in writing, to IgDraSol by STI, IgDraSol shall meet with the STI at IgDraSol’s offices or via telephone to discuss the written report and the general development status of the IG-001, and (b) IgDraSol shall deliver, within five (5) business days of receipt, to STI a copy of any formal project-related correspondence received by or submitted to the FDA or any analogous foreign Governmental Body and summaries of any meetings or calls with the FDA, promptly following delivery or receipt of the same.

ARTICLE VI

INDEMNIFICATION

6.1. Survival. The representations and warranties made by IgDraSol in Article III and by STI in Article IV shall survive the date hereof and shall expire on the earlier of the (a) Merger Execution Date, (b) the Option Termination Date, or (c) the termination of this Agreement (the “Survival Period”). All covenants and agreements of the parties contained in this Agreement shall survive from and after the date hereof through the Survival Period, except that the indemnification obligations under this Article VI shall continue as to (i) the covenants set forth in Sections 8.1, 8.2 and 8.8, as to all of which no time limitation shall apply, and (ii) subject to the limitations contained in Section 6.3(d), any Damages which an Indemnified Party has notified the Indemnitor in accordance with the requirements of this Article VI on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.1, as to which the obligation of the Indemnitor shall continue until the liability of the Indemnitor for such Damages actually incurred shall have been finally determined, and the Indemnitor shall have reimbursed the Indemnified Party for the full amount of such Damages, in accordance with this Article VI.

6.2. Right to Indemnification.

(a) Subject to the limitations set forth in this Article VI, from and after the date hereof, STI shall be entitled to be indemnified against any Damages actually incurred by STI arising out of or resulting from: (i) any breach of any representation or warranty set forth in Article III as of the date of this Agreement; or (ii) any breach of any covenant or agreement of IgDraSol set forth in this Agreement.

(b) Subject to the limitations set forth in this Article VI, from and after the date hereof, IgDraSol shall be entitled to be indemnified by STI against any Damages actually incurred by IgDraSol arising out of or resulting from: (i) any breach of any representation or warranty set forth in Article IV as of the date of this Agreement; or (ii) any material breach of any covenant or agreement of STI set forth in this Agreement.

6.3. Limitations on Liability.

(a) Each of IgDraSol and STI agrees that, from and after the date hereof, except with respect to remedies that cannot be waived as a matter of law (including fraud) and injunctive and provisional relief (including specific performance), this Article VI shall be the exclusive remedy with respect to any breaches of the representations and warranties set forth in this Agreement. No current or former stockholder, director, officer, employee, agent, consultant, Affiliate or advisor of IgDraSol shall have any Liability of any nature to STI with respect to any breach of any representation, warranty, covenant or agreement contained in, or any other claims based upon, arising out of, or otherwise in respect of, this Agreement. No current or former stockholder, director, officer, employee, agent, consultant, Affiliate or advisor of STI shall have any Liability of any nature to IgDraSol with respect to any breach of any representation, warranty, covenant or agreement contained in, or any other claims based upon, arising out of, or otherwise in respect of, this Agreement.

(b) For purposes of computing the amount of any Damages incurred by an Indemnified Party under this Article VI, there shall be deducted an amount equal to the amount of any insurance proceeds actually received or reasonably expected to be received by the Indemnified Party in connection with such Damages or any of the circumstances giving rise thereto (it being understood that the Indemnified Party shall use commercially reasonable efforts to obtain such proceeds).

(c) Nothing in this Section 6.3 shall limit any remedy STI or IgDraSol may have against any Person for actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws.

(d) Except in the case of intentional or willful misrepresentation or fraud, the total amount of payments for its indemnification obligations (including defense costs and expenses) that IgDraSol can be required to make to, or for the benefit of, STI pursuant this Article VI shall be limited to the amount of the Option Consideration actually received by IgDraSol.

6.4. Procedure for Claims between Parties.

(a) Any Person seeking to be indemnified for Damages pursuant to Section 6.2 (the “Indemnified Party”), other than with respect to a Third-Party Claim, shall, within the Survival Period provided for in Section 6.1 above, if applicable, give to the Person which is obligated pursuant to this Article VI to provide indemnification as set forth herein (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based.

(b) The Indemnitor shall have thirty (30) days following receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice to pay such amount to such Person in immediately available funds, or (ii) provide such Person with notice that they disagree with the amount or method of determination set forth in the Claim Notice, and the parties shall thereafter attempt to resolve the disagreement by negotiation in good faith; provided that if the parties are unable to reach agreement within sixty (60) days of such notice, the dispute shall be submitted for final adjudication to the applicable court sitting in the State of Delaware in accordance with Section 8.13.

6.5. Defense of Third-Party Claims.

(a) Third-Party Claims. In the event of the assertion or commencement by any third Person of any claim or proceeding (whether against STI, IgDraSol, or any other Person) (a “Third-Party Claim”) with respect to which an Indemnitor may become obligated to indemnify, hold harmless, compensate or reimburse an Indemnified Party pursuant to this Article VI, then:

(i) with respect to Third-Party Claims that relate solely to the payment of money damages and will not have an adverse effect on the business, operations, prospects, or reputation of IgDraSol or STI, then the Indemnitor shall have thirty (30) days after receipt of the Indemnified Party’s notice of a given Third-Party Claim to deliver to the Indemnified Party a written acknowledgement that such Third-Party Claim is an indemnifiable claim for which it is liable and, at its election, to conduct and control the defense and settlement of such Third-Party Claim at its own expense with counsel reasonably satisfactory to the Indemnified Party, in which case: (A) the Indemnified Party may participate in, but not control, such defense or settlement through counsel chosen by such Indemnified Party at its own expense; (B) the Indemnified Party shall use reasonable efforts to make available to the Indemnitor any documents and materials that are under the direct or indirect control of the Indemnified Party or any of its subsidiaries or other Affiliates that may be necessary to the defense of such Third-Party Claim; (D) the Indemnified Party shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (E) the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim; (F) the Indemnified Party shall not admit any liability with respect to such Third-Party Claim; and (G) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes a non-monetary commitment by the Indemnified Party; or

(ii) with respect to Third-Party Claims for which the Indemnitor does not so notify the Indemnified Party within such thirty (30) day period of its election to proceed with the control and defense of such Third-Party Claim, or if such Third-Party Claim does not relate solely to the payment of money damages or will have an adverse effect on the business, operations, prospects, or reputation of IgDraSol or STI, then: (A) the Indemnified Party shall diligently defend such Third-Party Claim; (B) the Indemnitor shall use reasonable efforts to make available to the Indemnified Party any documents and materials that are under the direct or indirect control of the Indemnitor or any of its Subsidiaries or other Affiliates that may be necessary to the defense of such Third-Party Claim; and (C) the Indemnified Party shall, subject to the limitations set forth in this Article VI, be entitled to indemnification under this Article VI in respect of such Third-Party Claim; provided, that the Indemnified Party shall have no right to seek indemnification under this Article VI in respect of such Third-Party Claim for any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim entered into without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Notice and Procedures. The Indemnified Party shall give the Indemnitor prompt written notice of any Third-Party Claim against such Indemnified Party; provided, that any failure on the part of the Indemnified Party to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article VI (except to the extent such failure materially prejudices the defense of such Third-Party Claim).

6.6. Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY NOR ANY STOCKHOLDER NOR ANY CURRENT OR FORMER STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, CONSULTANT, AFFILIATE OR ADVISOR OF ANY OF THE FOREGOING, SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PERSON (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION) RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

6.7. Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article VI shall be treated for all Tax purposes as an adjustment to the Option Consideration unless otherwise required by Law.

ARTICLE VII

TERMINATION

7.1. Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Option Termination Date:

(a) by the mutual written consent of IgDraSol and STI;

(b) by either party, during the period from the forty fifth (45th) day after the date of this Agreement through and including the fiftieth (50th) day after the date of this Agreement, if IgDraSol has not obtained contractual commitments (financing or otherwise) that at the entry into such commitments will finance or pay to IgDraSol within                after the date of such Agreement a minimum of                                                          , which amount is acknowledged to be the IgDraSol estimate to operate its business through its current budget projected to achieve the FDA end of Phase II meeting;

(c) by STI by delivery of written notice to IgDraSol in connection with an Exercise Withdrawal Notice under Section 2.5(c);

(d) by either party, if the Option has not been exercised by the later of: (i)                                                                                                                                            , or (ii) September 30, 2013; or

(e) by STI if a Technical Failure has occurred.

7.2. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than under Article VI and Sections 8.1, 8.2, 8.8 and 8.13) shall be terminated without further liability of either party to the other; provided, however, that nothing herein shall relieve either party from liability for its willful breach of this Agreement. In the event STI has paid IgDraSol the Merger Consideration prior to termination of this Agreement pursuant to Section 7.1(c), then IgDraSol shall promptly return such amount to STI upon termination of this Agreement pursuant to Section 7.1(c).

ARTICLE VIII

GENERAL PROVISIONS

8.1. Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the execution of this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement.

8.2. No Public Announcement. Neither IgDraSol nor STI shall, without the prior written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either party shall be so obligated by Requirements of Law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

8.3. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by registered, certified or first class mail, the third business day after being sent; and (d) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to STI, to:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Attention:	Richard Vincent, CFO
Facsimile:	(858) 210-3759

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:	Glen Y Sato, Esq.
Facsimile:	(650) 849-7400

If to IgDraSol, to:

IgDraSol, Inc.

11100 Warner Avenue, Ste 266

Fountain Valley, CA 92708

Attention:	Chief Executive Officer
Facsimile:	(714) 445-0127

with a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.

600 Anton Blvd., Ste. 1400

Costa Mesa, CA 92626

Attention:	William Pedranti, Esq.
Facsimile:	(714) 427-7799

or to such other address as such party may indicate by a notice delivered to the other party hereto in accordance with this Section 8.3.

8.4. Successors and Assigns.

(a) This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that STI shall be entitled to assign this Agreement to any Affiliate of STI without the consent of IgDraSol, provided that no such assignment shall relieve STI of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of STI, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 8.4 any right, remedy or claim under or by reason of this Agreement as a third party beneficiary or otherwise.

8.5. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

8.6. Entire Agreement. This Agreement and the exhibits and schedules referred to in those respective agreements as well as the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

8.7 Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.8. Waivers.

(a) No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.9. Expenses. Subject to Sections 5.1(a), each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

8.10. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including the performance of the obligations set forth in Section 2.5. IgDraSol agrees that, in the event of any breach or threatened breach by IgDraSol of any covenant or obligation contained in this Agreement, STI shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. IgDraSol further agrees that neither Sorrento nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and IgDraSol irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.12. Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the IgDraSol Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

8.13. Force Majeure. Neither party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other similar cause that is unavoidable and beyond the control of such party. In such event, the party affected will use commercially reasonable efforts to resume performance of its obligations.

8.14. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

8.15. Submission to Jurisdiction. IgDraSol and STI hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of any court of the State of Delaware located in Wilmington, Delaware and waive any and all objections to jurisdiction that they may have under the laws of the State of Delaware or the United States.

8.16. Waiver of Jury Trial. EACH OF OPTIONEE AND IGDRASOL HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF OPTIONEE OR IGDRASOL IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name:	Henry Ji
Title:	President and CEO

IGDRASOL, INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	CEO